GraniteShares ETF Trust N-14

Exhibit 99.10(b)

SCHEDULE A

Amended and Restated as of October 11, 2017

GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF

GraniteShares S&P GSCI Commodity Broad Strategy No K-1 ETF

GraniteShares HIPS US High Income ETF